EXHIBIT 23.1

KPMG LLP	Telephone (403) 691-8000
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Suite 2700, Bow Valley Square 2	www.kpmg.ca
Calgary AB
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Consent of Independent Registered Public Accounting Firm

The Board of Directors of Precision Drilling Corporation

We consent to the use of our reports, both dated March 8, 2013, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Precision Drilling Corporation incorporated by reference in this registration statement on Form S-8.

/s/ KPMG LLP

Chartered Accountants

June 3, 2013
Calgary, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.
KPMG Canada provides services to KPMG LLP.

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